Exhibit 10.41

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is entered into effective the 6th day of August, 2002, by and between Segmed, Inc., a Minnesota corporation, whose business office is located at 4702 Lakeview Drive, Edina, Minnesota 55424 (together with its successors and assigns, “Segmed”), William F. Northrup III, MD, a United States citizen living at 4702 Lakeview Drive, Edina, Minnesota 55424 (together with his personal representatives, heirs and assigns, “Dr. Northrup”) and MedicalCV, Inc., a Minnesota corporation, whose business office is located at 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077 (“MedicalCV”).  SEGMED and Dr. Northrup are referred to herein collectively as the “ASSIGNORS”.

WITNESSETH:

WHEREAS, ASSIGNORS have developed the Device (as defined below), which has related to it three patents issued in the United States, patents issued in Australia, Taiwan and South Africa, patent applications pending in the United States, Canada, Europe and Japan, and a registered trademark in the United States, as set forth in more detail below; and

WHEREAS, ASSIGNORS wish to assign to MedicalCV their entire right, title and interest in and to the Device and the Intellectual Property (as defined below); and

WHEREAS, MedicalCV desires to acquire all right, title and interest in and to the Device and the Intellectual Property, and any patents to be granted pursuant to the Applications and/or additional applications to practice the Device and any other devices to be described therein; and

WHEREAS, Dr. Northrup is the Chief Executive Officer and a principal shareholder of Segmed; and

WHEREAS, Segmed proposes to acquire from MedicalCV warrants to purchase common stock of MedicalCV in exchange for the sale, transfer, and assignment of the Device and the Intellectual Property;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1.                                       Definitions.  The parties agree that the following words, terms and phrases where written with an initial capital letter shall, unless the context otherwise indicates, have the following meanings for purposes of this Agreement:

1.1                                 “Applications” shall mean any and all pending patent applications filed by ASSIGNORS relating to the Device and any apparatus and/or method for reducing, sizing and/or stabilizing the circumference of a vascular or anatomical structure designed or used by ASSIGNORS, including, but not limited to, the following:

(a)                                  In the United States, application No. 09/733,224 entitled ANNULOPLASTY SYSTEM, filed December 8, 2000;

(b)                                 In Canada, application No. 2,197,069 entitled APPARATUS FOR REDUCING THE CIRCUMFERENCE OF A VASCULAR STRUCTURE, filed August 10, 1995;

(c)                                  In the European Region, application No. 95929486.9 entitled APPARATUS FOR REDUCING THE CIRCUMFERENCE OF A VASCULAR STRUCTURE, filed August 10, 1995; and

(d)                                 In Japan, application No. 507532/1996 entitled APPARATUS FOR REDUCING CIRCUMFERENCE OF VASCULAR STRUCTURE, filed August 10, 1995 and any and all patents and/or patent applications claiming priority thereto, and any and all patents or patent applications in which either Segmed or Dr. Northrup is an inventor, which relate to the Device and/or any apparatus and/or method for reducing, sizing and/or stabilizing the circumference of a vascular or anatomical structure, and any reissues, continuations, divisions, continuations-in-part or extensions thereof, any patents issuing therefrom; and/or any improvements thereto or enhancements thereof which are either wholly or in part owned, invented, controlled, acquired or otherwise assignable by either or both of the ASSIGNORS, and any patent applications therefor and any patents issuing therefrom.

1.2                                 “Conflicting Organization” shall mean any person or entity which engages in the development, manufacture, marketing or sale of an apparatus or process which competes with the Device.

1.3                                 “Device” shall mean the apparatus and/or method for reducing, sizing and/or stabilizing the circumference of a vascular or anatomical structure (the “Field”) covered by the Intellectual Property and fully described in the Applications and applications relating to the Patents, and any and all improvements, modifications, derivations, enhancements, technology, Know-how and Documentation related thereto.

1.4                                 “Documentation” shall mean those elements of Know-how and other items of relevant information which are in writing or other tangible form including, without limitation, drawings, diagrams, lab books, blueprints, works of authorship, mask works, information, materials, tools, computer programs, technical publications, manuals, designs, and artwork which relate to the manufacture, inspection, quality control, installation, maintenance, testing and operation of the Device or any apparatus and/or method for reducing, sizing and/or stabilizing the circumference of a vascular or anatomical structure.

1.5                                 “Intellectual Property” shall mean collectively the Patents, Trademark, Applications and all other rights in and to the Device, together with all Know-how and Documentation related thereto.

1.6                                 “Know-how” shall mean all trade secrets, confidential information, including any apparatus, device, intellectual property, discoveries, improvements, modifications, and enhancements, techniques, concepts, data, technical information, identification of materials and specifications (including engineering, testing and manufacturing specifications), diagrams, schematics, charts and lists owned, controlled, acquired or otherwise licensable by ASSIGNORS relating to the Device or any apparatus and/or method for reducing, sizing and/or stabilizing the circumference of a vascular or anatomical structure.  Know-how shall specifically include written descriptions and documentation of the method(s) of manufacture of the Device and any aspects or parts thereof.

1.7                                 “Net Sales Price” shall mean the price invoiced by MedicalCV or its licensees for sales, leases or other dispositions of the Device, less (i) all trade, quantity and cash discounts actually allowed; (ii) all credits and allowances actually granted on account of rejection, returns, billing errors and retroactive price reductions; (iii) excise, sales and use taxes, tariffs or equivalent taxes levied on or measured by the invoiced amount; (iv) duties; and (v) insurance and shipping expenses.  Net Sales shall be determined in accordance with Generally Accepted Accounting Principles

1.8                                 “Patents” shall mean the following patents issued to Assignors in the United States, Australia, Taiwan and South Africa:

(a)                                  In the United States, U.S. Patent No. 5,593,424 entitled APPARATUS AND METHOD FOR REDUCING AND STABILIZING THE CIRCUMFERENCE OF A VASCULAR STRUCTURE, issued January 14, 1997, U.S. Patent No. 5,709,695 entitled APPARATUS FOR REDUCING THE CIRCUMFERENCE OF A VASCULAR STRUCTURE, issued January 20, 1998, and U.S. Patent No. 5,961,539 entitled METHOD AND APPARATUS FOR SIZING, STABILIZING AND/OR REDUCING THE CIRCUMFERENCE OF AN ANATOMICAL STRUCTURE, issued October 5, 1999;

(b)                                 In Australia, patent No. 700530 entitled APPARATUS FOR REDUCING CIRCUMFERENCE OF VASCULAR STRUCTURE, filed August 10, 1995;

(c)                                  In Taiwan, patent No. 096871 entitled APPARATUS FOR REDUCING THE CIRCUMFERENCE OF A BODILY STRUCTURE, filed August 11, 1995; and

(d)                                 In South Africa patent No. 95/6672 entitled APPARATUS AND METHOD FOR REDUCING THE CIRCUMFERENCE OF A VASCULAR STRUCTURE, filed August 10, 1995,

and any and all patents and/or patent applications claiming priority thereto, and any and all patents or patent applications in which ASSIGNORS are an inventor, which relate to the Device and/or any apparatus or method for reducing, sizing and/or stabilizing the circumference of a vascular or anatomical structure, and any reissues, continuations, divisions, continuations-in-part or extensions thereof, any patents issuing therefrom, and/or any improvements thereto or enhancements thereof which are either wholly or in part owned, invented, controlled, acquired or otherwise assignable by ASSIGNORS, and any patent applications therefor and any patents issuing therefrom.

1.9                                 “Trademark” shall mean the mark represented by United States Registration No. 2,108,883 for the “SEGMENT” mark filed September 12, 1996, together with all goodwill and common law and other rights relating to such mark.

2.                                       Assignment.

2.1                                 ASSIGNORS hereby sell, assign, and transfer exclusively to MedicalCV, upon and subject to all of the terms and conditions of this Agreement, their entire right, title, and interest in and to the Device and the Intellectual Property.  ASSIGNORS agree to cooperate and to execute all papers and documents necessary to evidence, record and perfect the foregoing transfer and to vest complete ownership of the Device and the Intellectual Property, along with any patents, domestic or foreign, issuing from the Applications, in MedicalCV, including, but not limited to, assignments of the foregoing for filing with the appropriate patent and trademark offices in the United States and elsewhere.  ASSIGNORS hereby authorize MedicalCV to execute any documents on their behalf, as their attorney-in-fact, in the event MedicalCV is unable for any reason whatsoever to secure the ASSIGNORS’ signature to any document it is entitled to under this Section 2.1

2.2                                 Security Interest.  Segmed shall retain a priority security interest in the Device until the cash consideration set forth in Section 3.1(a) is fully paid by MedicalCV, at which time the security interest shall terminate.  MedicalCV agrees to cooperate and to execute all papers and documents necessary to evidence, record and perfect the foregoing security interest.

2.3                                 Documentation.  ASSIGNORS will provide to MedicalCV, at the closing, all Know-how and Documentation relating to the Device and the Intellectual Property.

2.4                                 Technical Assistance.  ASSIGNORS agree to provide technical assistance to MedicalCV as reasonably requested by it, for the purposes of practicing the Know-how, use of the Intellectual Property and Documentation and development, marketing and sale of the Device by MedicalCV, pursuant to a separate agreement (the “Technical Assistance Agreement”) to be entered into contemporaneous with the closing contemplated by this Agreement between MedicalCV and Dr. Northrup.  Performance of the Technical Assistance Agreement by Dr. Northrup, acting as an independent contractor in accordance with the terms of the Technical Assistance Agreement, shall fulfill Segmed’s obligations under this Section 2.4.

2.5                                 Government Licenses and Approvals and Third-Party Consents.  ASSIGNORS shall provide reasonable assistance to MedicalCV in obtaining U.S. Food and Drug Administration (FDA) clearance or approval, or other U.S. or foreign governmental licenses, permits or approvals, and any third-party consents, which may be required for the manufacture, use or sale of the Device.

3.                                       Consideration.

3.1                                 ASSIGNORS acknowledge and agree that the full consideration for this Assignment shall be:

(a)                                  payment of the aggregate sum of $500,000 due and payable to Segmed by MedicalCV as follows:

(i)                                     $50,000 payable upon the closing of the transaction contemplated by this Agreement;

(ii)                                  $100,000 upon completion of the first human implant of the Device following FDA 510(k) clearance for the Device; and

(iii)                               $350,000 upon MedicalCV achieving gross revenues of $1,320,000 from sales of the Device during any 12-month period; and

(b)                                 issuance of a warrant (the “Warrant”) to purchase an aggregate of 100,000 shares of MedicalCV common stock, exercisable for seven years following the issuance thereof, at an exercise price of $2.95 per share in the form attached hereto as Exhibit A, subject to vesting as follows:

(i)                                     to the extent of 25,000 shares upon the closing of the transaction contemplated by this Agreement;

(ii)                                  to the extent of an additional 25,000 shares upon MedicalCV receiving the CE Mark for the Device;

(iii)                               to the extent of an additional 25,000 shares upon MedicalCV receiving FDA 510(k) clearance for the Device; and

(iv)                              to the extent of the remaining 25,000 shares upon the first commercial sale of the Device by MedicalCV (other than to a wholly owned subsidiary of MedicalCV or to the ASSIGNORS); and

(c)                                  payment of the royalties payable pursuant to Section 3.2 of this Agreement.

3.2                                 Royalties.  For so long as any of the Patents or any patents issued pursuant to the Applications remain enforceable against others, MedicalCV shall pay to Segmed royalties at the rate of:

(a)                                  six percent (6%) of the Net Sales Price of Devices in countries in which the Patents are enforceable; and

(b)                                 two percent (2%) of the Net Sales Price of Devices in countries in which the Patents are not enforceable;

provided, however, that commencing with the fifth year following public release of the Device after FDA clearance or approval of the Device, MedicalCV shall pay to Segmed the minimum annual royalties set forth on Exhibit B in installments of one-fourth of the applicable minimum annual royalty payable on or before the fifth business day following each calendar quarter.  The minimum annual royalty payments required herein shall be considered advance payments against and deducted from earned royalties payable pursuant to Section 3.3 (a) and (b) for the year in which each minimum annual royalty payment is made.  In no event shall the payment of the minimum annual royalty payment excuse MedicalCV from its obligations to meet the reporting and payment requirements otherwise specified.

3.3                                 Payment of Royalties.  Royalties shall be payable based upon the Net Sales Price of Devices during each calendar quarter.  Royalties (other than installments of the minimum royalty) shall be due and payable to Segmed within sixty (60) days after the end of the calendar quarter during the term of this Agreement.  All payments shall be made in United States dollars.  If any royalty payments required or as amended by this Agreement shall not be paid within five (5) business days following its due date, the unpaid amount shall bear interest at a per annum rate equal to the U.S. prime rate as published in the Wall Street Journal.

3.4                                 Discontinuation of Royalties.  If MedicalCV determines to discontinue pursuing commercialization of the Device, or shall determine to discontinue marketing the Device, then MedicalCV shall, upon request of Segmed, provide Segmed with an exclusive license permitting Segmed to market and sell the Device, or will assign all of its rights in the Intellectual Property to Segmed, and thereafter, all of MedicalCV’s payment obligations under Section 3 of this Agreement shall cease (other than payment of amounts due or accrued through the date of such discontinuance).

3.5                                 Reductions.  MedicalCV shall not have any obligation under this Agreement to enforce the Patents or the Trademark against any third parties who infringe the Patents or the Trademark, or to procure a right or license or pay any fee or royalty should the Device or use of the Device be determined to infringe rights of third parties; but if it shall determine to do so, or if it determines to defend claims that the Device infringes patents of others, it may offset against and deduct from royalties due Segmed, the cost of procuring any right or license, including any royalties or fees, the cost of defense or enforcement, including reasonable attorneys fees, judgments, award and any damages or settlements insofar as the same are reasonably determined to arise out of the alleged infringement of the Patents, or the infringement or alleged infringement by MedicalCV of rights of third parties.  For purposes of the offset and deduction from future royalties due Segmed pursuant hereto, the following limitations shall apply:  (a) no more than one-half of the cost or expense related to the procurement of a right or license (exclusive of royalties based upon a percentage of sales) or the payment of attorneys fees, costs, judgments, awards, damages, settlements or other expenses (exclusive of royalties) can be charged to Segmed and deducted from royalties, and such amount may in no event exceed the lesser of twenty-five percent (25%) thereof, or $250,000, of which amount no more than twenty percent (20%) may be deducted from royalties due Segmed in any 12-month period; and (b) no more than one-half of the royalty based on sales payable to a third party for the procurement of a right or license may be deducted from royalties due Segmed pursuant to this Agreement.  In the event MedicalCV shall receive amounts by way of award or settlement in connection with enforcement or any actions relating to the foregoing, MedicalCV shall credit to Segmed the royalty payment under Section 3.2 relating to any such amounts actually received by MedicalCV which are based upon a number of units determined to infringe upon MedicalCV’s rights and which exceed MedicalCV’s costs and expenses associated with the same.

3.6                                 Reports.  No later than sixty (60) days after the close of each calendar quarter in which there are net sales of the Device, MedicalCV shall provide ASSIGNORS with a report relating to the prior quarter setting forth not less than the following information:

(a)                                  All units manufactured and sold,

(b)                                 Total invoices/billings for units sold,

(c)                                  Accounting for all sales of the Device by MedicalCV’s licensees, if any;

(d)                                 Any and all deductions,

(e)                                  Total royalties due to Segmed,

(f)                                    Names and addresses of all licensees of MedicalCV,

The reports provided for hereunder shall be certified by an authorized representative of Medical CV.

3.7                                 Books and Records.  MedicalCV shall keep accurate books and records as may be necessary for the purpose of determining the amounts of royalties payable to ASSIGNORS pursuant to Article 3.2 above.  MedicalCV shall make such books and records available to ASSIGNORS or their accountants or other representatives upon written request by ASSIGNORS during normal business hours throughout the term of this Agreement and for a period of three (3)  years after the date of origination of any such books or records for the limited purpose of verifying MedicalCV’s determination of royalties paid or payable pursuant to this Agreement.

3.8                                 Non-Competition.  So long as the Patents or any patent issued pursuant to the Applications remain enforceable against others that make, sell or use the Device without authorization of MedicalCV, ASSIGNORS will not, without the written consent of MedicalCV authorized by MedicalCV’s board of directors:

(a)                                  directly or indirectly engage in the development, manufacture or sale of any apparatus, intellectual property or process which would, if sold or used, compete in the Field with Medical CV, or

(b)                                 render services to a Conflicting Organization which engages in the activities described in clause (a).

3.9                                 Non-Disclosure.  So long as the Patents or any patent issued pursuant to the Applications remain enforceable against others that make, sell or use the Device without authorization of MedicalCV, ASSIGNORS will not, without the written consent of MedicalCV:

(a)                                  directly or indirectly, divulge to any unauthorized person any information designated as secret or confidential by MedicalCV;

(b)                                 disclose to anyone other than an employee of MedicalCV or its attorneys or use in any way other than in the course of the performance of this Agreement or the Technical Assistance Agreement, any information regarding the Device, the Intellectual Property or any other product developed, produced, manufactured, marketed or sold by MedicalCV, including any know-how not known to the general public or recognized as standard practice, whether acquired or developed by either ASSIGNOR during the performance of this Agreement or the Technical Assistance Agreement or obtained from MedicalCV employees, except to the extent such information (i) has been publicly disclosed or authorized for disclosure by MedicalCV or (ii) has been publicly disclosed by parties, not in violation of this Agreement; or

(c)                                  directly or indirectly publish any such information.

4.                                       Representations, Warranties and Obligations.

4.1                                 ASSIGNORS represent, warrant and acknowledge that:

(a)                                  This Agreement and the transaction contemplated herein have been approved by the Board of Directors and shareholders of Segmed;

(b)                                 ASSIGNORS possess requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby, including, but not limited to, the approval of Segmed’s board of directors and shareholders;

(c)                                  ASSIGNORS are the owners of the entire right, title and interest in and to the Device and the Intellectual Property and have the right and authority to sell, assign and transfer the Device and the Intellectual Property free and clear of any encumbrances, claims, security interests or claims of any third parties;

(d)                                 ASSIGNORS have not assigned, transferred, licensed, pledged or otherwise encumbered the Device, the Intellectual Property or any interest therein, and there are no other agreements with any other party in conflict with this Agreement, and, except as cited in the Applications, they know of no prior act which would invalidate, or prevent the issuance of, the patents issued or sought to be issued thereon;

(e)                                  To the best of their knowledge, after due inquiry, ASSIGNORS are not aware of, and have not received notice of, any rights of third parties in any apparatus or method that would, if manufactured or sold, infringe the Patents;

(f)                                    To the best of their knowledge, after due inquiry, MedicalCV’s manufacture, use, sale or license of the Device or the Intellectual Property will not violate, infringe, or misappropriate any rights of any third party, and there are no actions for infringement against ASSIGNORS with respect to the Device or the Intellectual Property;

(g)                                 they are acquiring the Warrants pursuant to Section 3.1(b) for investment purposes and not with a view to distribution, and consent that sale or transfer of the Warrants shall be restricted and a legend may be placed upon certificates representing the Warrants, and any shares issued upon exercise of the Warrants, consistent with ASSIGNORS’ investment representations;

(h)                                 the Warrants, and any shares issuable upon exercise of the Warrants, have not been registered under the Securities Act of 1933, as amended, or Minnesota Securities laws and must be held indefinitely until registered or until the ASSIGNORS sell or dispose of the same in a manner exempt from registration under federal and state securities law;

(i)                                     ASSIGNORS been given information concerning the business and financial condition of MedicalCV and are familiar with its business and financial condition and prospects, and have been given access to corporate and financial information, have had the opportunity to discuss investment with officers or founders of MedicalCV, and do not require any further information from MedicalCV;

(j)                                     investment in MedicalCV involves a high degree of risk.

4.2                                 ASSIGNORS hereby agree to cooperate with MedicalCV in executing such further documents and instruments as MedicalCV may reasonably require to carry out the purposes of this Agreement and to provide reasonable assistance in prosecuting or defending any infringement or alleged infringement of MedicalCV’s rights in the Device and Intellectual Property transferred pursuant to Section 2.1 without fee or charges.

5.                                       The Closing.  The closing of the transaction contemplated by this Agreement (the “Closing”), shall take place at the offices of Briggs and Morgan, Professional Association located at 2400 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402, at 9:00 A.M. local time on August 7, 2002, or on such other date as the parties may mutually agree.

5.1                                 At the Closing, MedicalCV shall:

(a)                                  execute and deliver to Dr. Northrup the Technical Assistance Agreement pursuant to Section 2.4;

(b)                                 deliver to Segmed payment of $50,000 pursuant to Section 3.1(a)(i); and

(c)                                  issue and deliver to Segmed the Warrant pursuant to Section 3.1(b).

5.2                                 At the Closing, ASSIGNORS shall execute and deliver to MedicalCV the following:

(a)                                  any and all documents and other instruments that MedicalCV or its counsel deem reasonable or necessary to fully assign and vest ownership of the Device, Patents, Applications and Trademark with MedicalCV, together with any and all documents, instruments and other items constituting or representing the Device, Patents, Applications and Trademark pursuant to Section 2.1; and

(b)                                 all Know-how and Documentation pursuant to Sections 2.1 and 2.3.

5.3                                 At the Closing, Dr. Northrup shall execute and deliver to MedicalCV the Technical Assistance Agreement pursuant to Section 2.4.

5.4                                 At the Closing, Segmed and/or Dr. Northrup shall execute and deliver all other documents and instruments that MedicalCV or its counsel deem reasonably necessary to complete the transaction contemplated by this Agreement.

6.                                       Termination; Survival.

6.1                                 MedicalCV may terminate this Agreement at any time during the development and commercialization of the Device, at its sole discretion, by giving written notice to Segmed.  In the event that MedicalCV terminates this Agreement, then:

(a)                                  MedicalCV shall assign to Segmed its rights in the Device and the Intellectual Property assigned to MedicalCV pursuant to this Agreement;

(b)                                 Segmed shall be entitled to retain all consideration paid to Segmed under Section 3.1(a) and Section 3.2 through the date of such termination;

(c)                                  the Warrant issued pursuant to Section 3.1(b) shall be considered cancelled to the extent of unvested shares as of the date of such termination; and

(d)                                 the Non-Competition provisions of Section 3.8 shall be considered cancelled and shall no longer apply;

provided, however, that if an arbitrator shall determine that the reason for termination was properly based upon a breach or default of a representation or obligation of either ASSIGNOR under this Agreement, clauses (a) through (d) of this Section shall be inapplicable and the rights and remedies of MedicalCV against ASSIGNORS shall survive such termination.

In the event MedicalCV shall fail to meet the minimum sales thresholds set forth on Exhibit C, then MedicalCV will, upon Segmed’s request, grant MedicalCV a non-exclusive, royalty-free license (with the right to sublicense) to exploit the Patents and any patents resulting from the Applications.  In such event, however, the balance of this Agreement shall remain in full force and effect, until otherwise terminated pursuant to the provisions hereof.  As a condition to any such license or sublicense, Segmed or any such sublicensee shall furnish to MedicalCV a written agreement undertaking to indemnify and hold harmless MedicalCV for all losses, liabilities, costs, damages, judgments or expenses, including reasonable attorney’s fees, arising out of the sale by them of any device or product covered by such patents or the claims therein.

6.2                                 The representations, warranties, and acknowledgments of ASSIGNORS set forth in Section 4 shall survive for a period of two years following the date of this Agreement; the agreements and obligations of ASSIGNORS contained in Sections 3.8 and 7.3 shall survive the termination of this Agreement.

7.                                       Miscellaneous.

7.1                                 Expenses.  Each party shall pay all of its own expenses, including, but not limited to, legal and accounting fees, incurred in connection with the transactions contemplated by this Agreement.

7.2                                 Notices.  Any notice required to be given pursuant to this Agreement shall be in writing and shall be delivered by hand or mailed by certified or registered mail, return receipt requested or delivered by a national overnight express service, to a party at the address set forth in the first paragraph of this Agreement.  Any party to this Agreement may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this Section 8.2.

7.3                                 Jurisdiction and Disputes.  This Agreement shall be governed by the laws of the state of Minnesota.

(a)                                  All disputes arising under this Agreement shall be resolved by arbitration by and in accordance with the rules of the American Arbitration Association in the city of Minneapolis, by a single arbitrator appointed by the American Arbitration Association and the decision of such arbitrator shall be conclusive and binding upon the parties; provided, however, that a party shall not be obligated to arbitrate any dispute or controversy which is brought by a third party in a federal or state court or in asserting a third party claim in any such action.  In addition, a party shall not be obligated to arbitrate a claim against another party for equitable relief to enforce this Agreement, including specific performance.  The parties agree that in any award by an arbitrator, or in any award by a court or other tribunal, no party shall be entitled to recover punitive damages.

(b)                                 Nothing in this Section shall prevent a party from seeking equitable (injunctive) relief from a court of competent jurisdiction to prevent a breach, continuing breach, or wrongful termination of this Agreement, pending the outcome of an arbitration proceeding pursuant to Section 8.3(a).

7.4                                 Assignment.  This Agreement may not be assigned or transferred by either party without the express written consent of the other party, which consent may not be unreasonably withheld or delayed; provided, however, that if consent is given by MedicalCV in no event shall ASSIGNORS be relieved of their responsibilities set forth in Sections 2.4, 3.8 and 3.9 of this Agreement.

7.5                                 Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, personal representatives, successors and permitted assigns.

7.6                                 Waiver and Amendment.  No waiver by either party of any default shall be deemed a waiver of any prior or subsequent default of the same or other provisions of this Agreement.  This Agreement shall not be modified or amended except in a writing signed by the parties hereto and specifically referring to this Agreement.

7.7                                 Severability.  If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision of this Agreement and such invalid provision shall be deemed to be severed from the Agreement.

7.8                                 Integration.  This Agreement, together with a separate Warrant Subscription Agreement of even date, the Security Agreement of even date and the Technical Assistance Agreement of even date constitutes the entire understanding of ASSIGNORS and MedicalCV concerning the subject matter hereof, and supercedes all prior agreements between them, and is intended as a final expression of their agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective date first above written.

ASSIGNORS

SEGMED, INC.

By	/s/ William F.Northrup III, MD
William F. Northrup III, MD
Its President

By	/s/ William F. Northrup III, MD
William F. Northrup III, MD, Individually

MEDICALCV, INC.

By	/s/ Blair P. Mowery
Blair P. Mowery,
President and Chief Executive Officer